Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Hi-Crush Partners LP of our report dated February 21, 2017, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is May 1, 2017 relating to the financial statements and financial statement schedule, which appears in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 15, 2018